Exhibit 99.1

Brooke Corporation Announces Fourth Quarter and Year End Results

OVERLAND PARK, Kan., March 6 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) today reported its fourth quarter and full year 2006 financial results.

Net income for the year ended Dec. 31, 2006, totaled $10,742,000, or 76 cents per diluted share, on revenues of $179,695,000, as compared to net earnings of $9,705,000, or 86 cents per diluted share, on revenues of $145,418,000 for the prior year. For this 12-month period, total earnings increased 11 percent and total revenues increased 24 percent.

Per share annual results decreased in comparison to the prior year primarily due to dilution associated with the anticipated issuance of 1.176 million shares of common stock as a result of the company’s offering of perpetual convertible preferred stock in the third quarter of 2006 and dilution associated with the company’s secondary offering of 2.875 million shares of common stock in the third quarter of 2005.

Brooke also announced that net earnings for the three months ended Dec. 31, 2006, totaled $1,689,000, or 8 cents per diluted share, on revenues of $44,249,000, as compared to net earnings of $2,279,000, or 20 cents per diluted share, on revenues of $39,286,000 for the same period a year ago. Total quarterly earnings decreased primarily because consolidated revenues from gains on sale of notes receivable decreased $3,540,000 from the same period a year ago. Brooke Credit Corporation securitized a pool of loans in the fourth quarter of 2005, but did not securitize any loans in the fourth quarter of 2006. For this three-month period, total earnings decreased 26 percent and total revenues increased 13 percent.

Separate discussions of segment revenues and selected data follow.

Brooke Credit Segment

During 2006, Brooke Credit Corporation recorded before tax income of $11,265,000, compared to before tax income of $9,836,000 in 2005. During the fourth quarter of 2006, Brooke Credit recorded before tax income of $2,502,000, compared to before tax income of $5,329,000 in the fourth quarter of 2005. The amount of Brooke Credit’s loan portfolio increased to $483,278,000 on Dec. 31, 2006, from $277,414,000 on Dec. 31, 2005, an annual increase of 74 percent.

During 2006, Brooke Credit recorded revenues from gain on sale of notes in the net amount of $7,409,000, compared to revenues from gain on sale of notes in the net amount of $7,459,000 in 2005. During the fourth quarter of 2006, Brooke Credit recorded revenues from gain on sale of notes in the net amount of $1,341,000, compared to revenues from gain on sale of notes in the net amount of $4,938,000 in the fourth quarter of 2005.

“Brooke Credit Corporation had a solid year in 2006. Portfolio growth and annual earnings in 2006 were in line with our expectations,” said Robert D. Orr, chairman and chief executive officer of Brooke Corporation.

Brooke Franchise Segment

During 2006, Brooke Franchise Corporation recorded before tax income of $3,907,000, compared to before tax income of $7,686,000 in 2005. During the fourth quarter of 2006, Brooke Franchise recorded a before tax loss of $185,000, compared to a before tax loss of $1,830,000 in the fourth quarter of 2005. The number of franchise locations increased to 737 on Dec. 31, 2006, from 552 on Dec. 31, 2005, an annual increase of 34 percent.

Orr stated, “Interest in our franchise program remains strong and franchise location growth in 2006 was consistent with expectations. However, Brooke Franchise Corporation’s annual earnings in 2006 were less than expected primarily because additional expenses were incurred to provide extra assistance to franchisees coping with the soft insurance premium market and to invest in infrastructure for future growth.”

Brooke Brokerage Segment

During 2006, Brooke Brokerage Corporation recorded before tax income of $3,268,000, compared to before tax income of $1,788,000 in 2005. During the fourth quarter of 2006, Brooke Brokerage recorded before tax income of $1,235,000, compared to before tax income of $1,709,000 in the fourth quarter of 2005.

Orr stated, “Brooke Brokerage earnings in 2006 significantly exceeded our expectations as the result of its loan brokering activities. Mike Hess and Kelly Drouillard did a great job for us in 2006!”

Corporate

Corporate revenues primarily result from shared services fees paid by Brooke Credit, Brooke Franchise and Brooke Brokerage for legal, accounting, human resources, information technology and facilities management services provided by the parent company. Brooke Corporation received shared services fees of $8,400,000 in 2006, compared to 2005 shared services fees of $7,020,000.

Segment financial data is presented prior to consolidating elimination entries.

Additional information is provided in the annual report on Form 10-K filed today with the Securities and Exchange Commission.

Earnings Conference Call

Brooke Corporation will host a conference call for analysts and investors at 4 p.m. CST (5 p.m. EST) today. Company representatives participating in the conference call include Chairman and Chief Executive Officer, Robert Orr, President and Chief Operating Officer, Anita Larson, Chief Financial Officer, Leland Orr, President of Brooke Franchise Corporation, Shawn Lowry, and President of Brooke Credit Corporation, Mick Lowry. The public and media are invited to listen to the call, which will be broadcast live via the Internet. The call is being webcast by Thomson/CCBN and can be accessed at Brooke Corporation’s Web site, http://www.brookecorp.com . A replay of the call will be available on the Web site for the next 12 months.

About Brooke Corporation ... Brooke Corporation is listed on the Nasdaq Global Market under the symbol “BXXX”. Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 700 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country’s No. 37 top franchise opportunity by Entrepreneur magazine (2007). For more information, visit http://www.brookeagent.com .

This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov .

SOURCE  Brooke Corporation
          -0-                                                  03/06/2007
          /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
          /Web site:  http://www.brookecorp.com
                            http://www.brookeagent.com /
          (BXXX)